                                                                   EXHIBIT 99

                     COMMERCIAL BANCSHARES, INCORPORATED
                              415 MARKET STREET
                          PARKERSBURG, WEST VIRGINIA


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

          NOTICE is hereby given that the Annual Meeting of Stockholders of COMMERCIAL BANCSHARES, INCORPORATED ("Commercial") will be held in the Wheeling Room of the Blennerhassett Hotel, Fourth and Market Streets, Parkersburg, West Virginia, at 3:00 p.m. on Wednesday, May 11, 1994, for the following purposes:

          (1) To elect fourteen (14) Directors of Commercial (two to be elected by holders of convertible preferred stock, the remainder by holders of common stock);

          (2) To ratify the selection of Harman, Thompson, Mallory & Ice, A.C., Certified Public Accountants as auditors for Commercial for the year ending December 31, 1994; and

          (3) To transact such other business as may properly come before the meeting.

          Only stockholders of record at the close of business on Monday, March 14, 1994, are entitled to notice of and to vote at the meeting. A list of these stockholders will be available at the meeting and for 10 days preceding the meeting at the office of the Secretary of Commercial Bancshares, 415 Market Street, Parkersburg, West Virginia.

          If you are unable to be present at the meeting, but desire to have your shares voted, please mark, date and sign the enclosed proxy and return it in the accompanying envelope.

                                      By order of the Board of Directors



                                      Larry G. Johnson Secretary-Treasurer

April 1, 1994

WE URGE YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. THIS WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON IF YOU WISH TO DO SO AT THE MEETING. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                     COMMERCIAL BANCSHARES, INCORPORATED
                              415 Market Street
                      Parkersburg, West Virginia  26101

                                April 1, 1994
                             --------------------
                               PROXY STATEMENT
                             --------------------

SOLICITATION AND REVOCABILITY OF PROXIES

          Your proxy is solicited by your Board of Directors. It will be voted as you direct. In the absence of your direction, it will be voted for the nominees and proposals set forth below.

          Any proxy may be revoked at any time before it is voted by notifying in person or by giving a written notice to Larry G. Johnson, Secretary-Treasurer, of the revocation, or by submitting a subsequently dated proxy, or by attending the meeting and withdrawing the proxy before it is voted.

          This proxy statement and the accompanying proxy are being mailed on or about April 14, 1994 to all stockholders entitled to vote at the meeting.

INFORMATION AS TO VOTING SECURITIES

          The Board of Directors has fixed the close of business on Monday, March 14, 1994, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the record date 740,863 shares of common stock ("Common Stock") and 27,165 shares of convertible preferred stock ("Preferred Stock") were outstanding and entitled to vote at the meeting. Each share of stock is entitled to one vote.

          Holders of Preferred Stock will vote as a class to elect two Directors. The remaining Directors shall be elected by the holders of Common Stock. Holders of Preferred Stock do not have the right to vote those shares on any other matter.

          At the election for Directors, each shareholder has the right to vote within the class (Common Stock or Preferred Stock) the number of shares owned for as many persons as there are Directors to be elected and for whose election he or she has the right to vote. Cumulative voting in the election of Directors is permitted by State statute, and the exercise of that right is not subject to any condition precedent. Each stockholder may cast all of his votes for a single Director or he may distribute them among the number to be voted for as he sees fit. Shareholders desiring to cast cumulative votes by proxy should so indicate on the proxy.

          The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone by regular employees of Commercial or its subsidiaries without any additional remuneration and at nominal cost. Management intends to request banks, brokerage houses, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies. Commercial will bear the entire cost of soliciting proxies.

          The following shareholders are beneficial owners of more than 5% of the indicated class of stock as of March 14, 1994:

                                                       Amount and
Title of            Name and Address                    Nature of   Percent of
Class             of Beneficial Owner        Beneficial Ownership        Class
- -----------  ------------------------------  --------------------   ----------
Common        COMMERCIAL BANCSHARES, INC.
             EMPLOYEE STOCK OWNERSHIP TRUST
             (WITH 401(K) PROVISIONS)          79,051      Direct      10.670%
             Parkersburg, WV

Common       WILLIAM E. MILDREN, JR./1/        46,181      Direct       6.233%
             Vienna, WV                         3,087    Indirect       0.417%

Preferred    JEANNE LAMBERTSON                  5,754      Direct      21.182%
             Basking Ridge, NJ

Preferred    FOSTER L. SEAMAN AND ALMEDA
             SEAMAN, JTWROS                     1,780      Direct       6.553%
             Ravenswood, WV

Preferred    BERYL ROWLEY                       1,400      Direct       5.154%
             Ravenswood, WV

Preferred    CLAYMORE ROWLEY                    1,400      Direct       5.154%
             Ravenswood, WV

/1/Indirect holdings by Mr. Mildren represent shares owned by Commercial BancShares Employee Stock Ownership Trust (with 401(k) provisions) for which Mr. Mildren disclaims voting power.

          As of March 14, 1994, Commercial stock beneficially owned by the Directors and Executive Officers as a group was as follows:

                           Number of Shares    Percent
     Title of Class       Beneficially Owned  of Class
- ------------------------  ------------------  --------
       Common Stock            179,607/1/      24.243%
       Preferred Stock           2,235          8.227%

/1/Included are 10,566 shares owned by Commercial BancShares Employee Stock Ownership Trust (with 401(k) provisions) and allocated to Directors and Executive Officers for which they disclaim voting power.

                    _______________________________________

                    PROPOSAL NO. 1:   ELECTION OF DIRECTORS

          The Board of Directors of Commercial has proposed fourteen Directors be elected to serve until the next Annual Meeting of Stockholders and until their respective successors are duly elected and have qualified. It is intended that shares represented by proxies solicited by the Board of Directors will, unless contrary instructions are given, be voted in favor of the election as Directors of the nominees listed below. Unless otherwise indicated on the proxy, one vote per share owned will be voted in favor of each nominee.
Although the Board of Directors does not contemplate that any nominee will be unavailable for election, in the event that vacancies occur unexpectedly, the shares may be voted for substitute nominees, if any.

          Each nominee is currently a Director of Commercial. Nine are currently Directors of one or more of the banking subsidiaries, Commercial Banking and Trust Company (CB&T), Jackson County Bank (JCB), Farmers and Merchants Bank of Ritchie County (F&M) or Dime Bank (Dime).

          The following table sets forth the names and ages of the nominees and the year the individual began continuous service as a Director of Commercial. Also shown with respect to the nominees are their principal occupations at present and for the past five years and directorships held by such persons in companies (other than Commercial) which are required to file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934 or registered under the Investment Company Act of 1940 and certain other business or insurance companies. The number of shares of stock beneficially owned by each Director and that number as a percentage of the total shares outstanding in the class is also shown.

THE FOLLOWING PERSONS ARE NOMINATED FOR ELECTION BY HOLDERS OF COMMON STOCK:

                                   Director  Beneficially Owned   Percent
Name                          Age   Since     Class     Number   of Class
- ----                          ---  --------   -----     ------   --------
ROBERT W. BURK, JR.            54      1983  Common       1,752     0.236%
Parkersburg, West Virginia

     Mr. Burk is an Attorney at Law, a partner in the firm of Burk, Myers and Zivkovich. He was a Director of CB&T from 1982-1988.

FRANK L. CHRISTY               46      1983  Common       5,130     0.692%
Marietta, Ohio
     Mr. Christy is a Real Estate Developer and was a Director of CB&T from
     1977-1990.

A. VERNON CRISS, III           39      1985  Common      35,508     4.793%
Vienna, West Virginia

     Mr. Criss is the President of Century Block, Inc., and Century Limestone,
     Inc., Vice President of Atlas Towing Company, and Secretary-Treasurer of
     Bluestone Quarries, Inc.  He was a Director of CB&T from 1984-1988.

CARL E. DOLLMAN                70      1987  Common       2,960      0.400%
Vienna, West Virginia
     Mr. Dollman retired in 1986 from First Federal Savings and Loan Association of Parkersburg where he had served as President.  He became a director of
     CB&T in 1987.

JAMES A. MEAGLE, JR.           48      1992  Common       4,167      0.562%
Marietta, Ohio
     Mr. Meagle has been President of The Dime Bank since 1980.  He became a
     Director of Dime in 1980.

WILLIAM E. MILDREN, SR.        81      1983  Common       2,000      0.270%
Vienna, West Virginia

     Mr. Mildren is retired from active employment with CB&T. He was Chairman of the Board until he retired from that position in 1987. He served as President and Chief Executive Officer for 22 years and became Executive
     Vice President and Director of CB&T in 1944. He is the father of Chairman, President and Chief Executive Officer William E. Mildren, Jr.

WILLIAM E. MILDREN, JR.       49      1983  Common      49,268       6.650%
Vienna, West Virginia                  Preferred     250  0.920%

     Mr. Mildren is Chairman, President and Chief Executive Officer of
     Commercial and Chairman of CB&T.  He is a Director of CB&T, JCB, F&M and
     Dime. He is the son of Director William E. Mildren, Sr., and became a Director of CB&T in 1977, Chairman in 1987.

JACK F. POE                    71    1983    Common      5,210    0.703%
Parkersburg, West Virginia

     Mr. Poe is retired from CB&T, where he served as President for four years.
     He became associated with CB&T in 1954, and has served as a Director of CB&T since 1972. He is a life trustee of Marietta College.

ROBERT E. RICHARDSON, SR.     73     1992    Common     12,287    1.658%
Marietta, Ohio
     Mr. Richardson is President of Richardson Printing Company in Marietta,
     Ohio.  He became a Director of Dime in 1985 and has served as its Chairman since 1986.

SUSAN S. ROSS                 49     1983    Common      2,000    0.270%
Vienna, West Virginia
     Mrs. Ross is Chairman and Chief Executive Officer of Storck Baking Company
     and was a Director of CB&T from 1982-1988.

THOMAS N. WEBSTER             74     1983   Common       2,654    0.358%
Vienna, West Virginia
     Mr. Webster is the Vice Chairman of Commercial.  He is retired from CB&T, where he served as Executive Vice President.  He  became a Director of CB&T in 1982, and JCB in 1985.

MORRIS B. WILKINS             69     1987   Common      36,549    4.933%
Scotrun, Pennsylvania
     Mr. Wilkins is President of Caesars Pocono Resorts, Scotrun, Pennsylvania.
     He served as Chairman of the Board, President and Director of F&M from 1982 to 1987.

          THE FOLLOWING PERSONS ARE NOMINATED FOR ELECTION BY HOLDERS OF PREFERRED STOCK:

                                     Director  Beneficially Owned    Percent
Name                         Age     Since       Class     Number   of Class
- ----                         ---     -----       -----     ------   --------
BRUCE BINGHAM                 64      1985     Preferred    1,254     4.616%
Ravenswood, West Virginia                      Common       1,454     0.196%

     Mr. Bingham is retired from active employment with JCB, where he served as President from 1983-1990. He became a Director of JCB in 1968, and continues to serve in that capacity.

W. S. RITCHIE, JR.           65       1985     Preferred      731     2.691%
Ravenswood, West Virginia

     Mr. Ritchie recently completed a term as Mayor of Ravenswood, WV. He retired in 1988 as Commissioner of the West Virginia Department of Highways. He previously was affiliated with Ashland Coal Company, Inc. and
     Hobet Mining Company.  He became a Director of JCB in 1967.

                    _______________________________________

All of the shares of Common Stock and Preferred Stock reported are owned directly by each nominee unless otherwise indicated below:

Criss, A. Vernon, III
     Of the 35,508 shares of Common Stock beneficially owned by Mr. Criss, 35,308 are owned by a company of which Mr. Criss is an officer.

Meagle, James A. Jr.
     Of the 4,167 shares of Common Stock beneficially owned by Mr. Meagle, 266 are owned by Commercial BancShares, Inc. Employee Stock Ownership Trust (with 401(k) provisions) for which Mr. Meagle disclaims voting power.

Mildren, William E. Jr.
     Of the 49,268 shares of Common Stock beneficially owned by Mr. Mildren, 522 are held in trust for members of his immediate family, and 3,087 shares are owned by Commercial BancShares, Inc. Employee Stock Ownership Trust (with 401(k) provisions) for which Mr. Mildren disclaims voting power.

Richardson, Robert E., Sr.
     Of the 12,287 shares of Common Stock beneficially owned by Mr. Richardson, 10,619 are owned by a company of which Mr. Richardson is the Chief Executive Officer.

Wilkins, Morris B.
     Of the 36,549 shares of Common Stock beneficially owned by Mr. Wilkins, 36,349 are owned by a member of his immediate family.

Bingham, Bruce
     Of the 1,454 shares of Common Stock beneficially owned by Mr. Bingham, 1,254 are owned by Commercial BancShares, Inc. Employee Stock Ownership Trust (with 401(k) provisions) for which Mr. Bingham disclaims voting power.

                       BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of Commercial met seven times in 1993. All directors attended 75% or more of the board and committee meetings held except Mr. Christy , Mr. Mildren, Mr. Wilkins and Mr. Ritchie.

     The Executive Committee of Commercial is composed of the same members as the Executive Committee of CB&T and serves both organizations simultaneously, with a single meeting often intermingling the business of Commercial and CB&T. The Executive Committee is composed of Directors Mildren, Jr., Webster, Poe and Dollman, Secretary-Treasurer Johnson and CB&T President Scothorn. There were 18 meetings in 1993 of the Committee, which provides advice and counsel to the official staff of CB&T and acts for the Board of Directors upon delegated authority between meetings of the Boards.

     The Audit Committee of Commercial consisted of Mr. Poe as Chairman, Director Criss and five outside Directors of Commercial subsidiaries: Arthur A. Maher, Peyton J. Dudley, A. D. Jackson, Stephen F. Seaman and William C. Wigal. The Committee reviews and evaluates significant matters related to the internal controls of Commercial, reviews the activities of Commercial's internal audit staff, meets with appropriate management personnel regarding internal audit results, and reports its findings to the Board of Directors of Commercial. It met nine times during 1993.

     The Mergers and Acquisitions Committee of Commercial met three times during the year. The members were Directors Christy (who served as chairman), Dollman, Mildren, Jr., Mildren, Sr., and Wilkins and Mr. Claymore Rowley, Chairman of JCB. The Committee's duties are to review and analyze any offers or proposals to merge with Commercial. It reports its analyses to the Executive Committee. It is also available to assist in the analysis and preparation of proposals or offers to acquire or merge with other corporations.

     A Compensation Committee was created in February to review and make recommendations regarding officers' salaries and benefits. Director Dollman served as chairman. The other members were Robert L. Hartley, Patrick G. Allen and Neil R. Wynn, outside directors of Commercial subsidiaries. The Committee met six times in 1993.

     An EDP Steering Committee consists of the Presidents and members of the Boards of Directors of the subsidiary Banks. Members included: Mr. Mildren, Jr., Donald Scothorn and Robert Tebay of CB&T, Thomas Lookabaugh and Clark Ritchie of JCB, Mrs. Donna Perine of F&M, and Mr. Meagle, Jr., and Dan Stephan, Jr. of Dime. There were nine meetings in 1993. The Committee develops the budget and plan of operation for the Electronic Data Processing Department, serves as a liaison between banks and the Department, establishes priorities for implementation of new software, reviews standards and procedures used within the Department, monitors its performance, prepares a capital expenditures budget, including hardware and software, and makes recommendations in the area of personnel.

     In addition to these Committees, CB&T had a Trust Committee and a Marketing Committee during 1993. Dime Bank had an Executive Committee, Audit Committee, and Profit Planning Committee. Jackson and Farmers and Merchants Bank of Ritchie County have no committees of their Boards of Directors.

                           COMPENSATION OF DIRECTORS

DIRECTORS OF COMMERCIAL, CB&T, JCB AND F&M:

     Beginning in June, 1988, a monthly fee of $250 was paid to each Director by each subsidiary for which that person served as Director. Commercial Directors who were not Directors of subsidiary banks were paid $250 monthly by Commercial. In addition, Directors received $100 for each meeting of the Boards of Directors attended. Directors who were not active officers of subsidiaries also received $100 for each committee meeting attended.

DIRECTORS OF DIME:

     In October, 1992, the Board of Directors of Dime adopted a fee of $175 per meeting attended, retroactive to April, 1992. In addition, Directors who were not active officers also received $100 for each committee meeting attended.

PERFORMANCE ADJUSTED FEES:

     At the recommendation of outside consultants engaged to advise Commercial regarding incentive compensation for its officers and appropriate fee levels for Directors, Commercial adopted a system of fee adjustments based on the performance of the individual subsidiaries. The adjustments paid to Directors increase as corporate objectives with regard to return on assets are achieved or exceeded. In considering the level of adjustment, the consultants also examined the fees paid by banks and holding companies of comparable size with similar performance. In addition to regular Board and Committee Fees, the fee adjustments paid to directors for 1993 were: $1,580 to Commercial directors, $1,022 to Jackson directors and $4,451 to CB&T directors. There was no adjustment for F&M directors and Dime did not participate in 1993.

     During 1993 there were no other arrangements pursuant to which any Director was compensated for services as a Director.

     DIRECTORS DEFERRED INCOME PLAN

     Commercial, CB&T, F&M and Jackson have established Directors Deferred Income Plans with certain Directors which defers payment of directors fees until such time as the director reaches age 65. For those directors whose age was 65 or older at the time the plan was established, the payment of directors fees is deferred for five years.

                 RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

     Robert W. Burk, Jr., a member of the Board of Directors of Commercial, was a partner in the law firm of Burk, Myers and Zivkovich in Parkersburg, West Virginia, during 1993. Burk, Myers and Zivkovich has rendered legal services to CB&T and Commercial during that time. It is expected that Mr. Burk will continue to render certain services to Commercial and CB&T in the future. The fees paid to Burk, Myers and Zivkovich in 1993 represented less than five percent of that firm's revenue for the year.

     Certain Directors and Officers of Commercial, CB&T, Jackson, F&M and Dime and their associates were customers of and had transactions with the subsidiary banks in the ordinary course of the banks' business during 1993. All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and, in the opinion of the banks did not involve more than normal risk of collectibility or present other unfavorable features.

                               EXECUTIVE OFFICERS

A description of the executive officers of Commercial and its subsidiaries as of March 14, 1994, follows.

Name                           Age   Position                    Business Experience
- ----                           ---   --------                    -------------------
WILLIAM E. MILDREN, JR.         49   Chairman, President, and     President and Chief
                                     Chief Executive Officer      Executive Officer,
                                     of Commercial                Commercial and CB&T

THOMAS M. LOOKABAUGH            43   President, JCB               Executive Vice President,
                                                                  JCB; Asst. Vice Pres, CB&T

JAMES A. MEAGLE, JR.            48   President and Chief          President and Chief
                                     Executive Officer, Dime      Executive Officer, Dime

DONNA L. PERINE                 38   President and Chief          President and Chief
                                     Executive Officer, F&M       Executive Officer, F&M

DONALD L. SCOTHORN              64   President and Chief          Executive Vice President
                                     Executive Officer, CB&T;     and Chief Lending
                                     Chairman, F&M                Officer, CB&T

LARRY G. JOHNSON                46   Secretary-Treasurer,         Senior Vice President
                                     Commercial; Executive        and Comptroller, CB&T
                                     Vice President andChief
                                     Financial Officer, CB&T

          The following executive officers, who are not Commercial directors, are beneficial owners of shares of the indicated class of stock as of March 14, 1994:

Common    Thomas M. Lookabaugh                   1,767/1/    0.238%
             Vienna, West Virginia
Common    Donna L. Perine                        1,336/2/    0.180%
             Harrisville, West Virginia
Common    Donald L. Scothorn                    13,789/3/    1.861%
             Parkersburg, West Virginia
Common    Larry G. Johnson                       6,316/4/    0.853%
             Parkersburg, West Virginia

/1/ Of the 1,767 shares owned by Mr. Lookabaugh, 1,536 are owned by Commercial BancShares, Inc. Employee Stock Ownership Trust (with 401(k) provisions), for which Mr. Lookabaugh disclaims voting power.

/2/ Of the 1,336 shares owned by Mrs. Perine, 961 are owned by Commercial BancShares, Inc. Employee Stock Ownership Trust (with 401(k) provisions), for which Mrs. Perine disclaims voting power.

/3/ Of the 13,789 shares owned by Mr. Scothorn 1,520 are owned by Commercial BancShares, Inc. Employee Stock Ownership Trust (with 401(k) provisions), for which Mr. Scothorn disclaims voting power.

/4/ Of the 6,316 shares owned by Mr. Johnson 1,942 are owned by Commercial BancShares, Inc. Employee Stock Ownership Trust (with 401(k) provisions), for which Mr. Johnson disclaims voting power.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

          The following table shows, for the fiscal years ending December 31, 1991, 1992 and 1993, the cash compensation paid by Commercial and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer of Commercial in all capacities in which he served. There were no other executive officers whose total annual salary and bonus exceeded $100,000.

                        --------------Annual Compensation--------------
                                                    Other
Name and                                           Annual     All Other
Principal                                          Compen-      Compen-
Position               Year  Salary($)  Bonus($)  sation($)/1/ sation($)/2/
- ---------              ----  ---------  --------  ----------  ----------
WM. E. MILDREN, JR.    1993  $103,620   $18,000      $16,525     $ 2,657
Chairman, President    1992  $ 98,640   $11,524      $15,150     $10,166
and CEO                1991  $ 94,800   $14,463      $12,450     $11,866

/1/ "Other Annual Compensation" for Mr. Mildren includes amounts paid to him by Commercial and its Subsidiaries as Directors Fees.

/2/ "All Other Compensation" includes contributions to Commercial BancShares Employee Stock Ownership Plan (with 401(k) provisions) on behalf of Mr. Mildren to match pre-tax elective deferral contributions (included under Salary and Bonus) made to the Plan, a basic contribution to the Plan and optional corporate contributions to the Plan (included in 1991 and 1992 only, as 1993 information is not yet available).

                    PROPOSAL NO. 2:   SELECTION OF AUDITORS

          It is recommended that the stockholders ratify the selection by the Board of Directors of Harman, Thompson, Mallory & Ice, A.C., Certified Public Accountants, as auditors for Commercial for the year ending December 31, 1994.

          Harman, Thompson, Mallory & Ice, A.C., examined the financial statements of Commercial, CB&T, JCB, F&M and Dime in 1993, and, in the opinion of management and the Board of Directors, their selection as auditors for the coming year should be ratified. Representatives of Harman, Thompson, Mallory & Ice, A.C., are expected to be present at the annual meeting of shareholders with an opportunity to make a statement if they desire to do so and they are expected to be available to respond to appropriate questions. In the event ratification of the selection of auditors is not approved by a majority of the shares of Common Stock voting, the Board of Directors will consider the selection of another accounting firm. If such selection were made, it might not become effective until 1995 because of the difficulty and expense of making a substitution.

           THE DIRECTORS RECOMMEND THAT YOU VOTE FOR THE ABOVE PROPOSAL.


                    _______________________________________

                              GENERAL INFORMATION

          The Board of Directors and management would like to have you attend the meeting in person. Please, however, mark, date, sign and return as promptly as possible the enclosed proxy in any event. The Board of Directors strongly recommends a vote FOR all nominees for election as Directors and the ratification of the selection of auditors. If a proxy does not specify otherwise, it will be voted in accordance with the foregoing recommendations.
If you attend the meeting, you may nonetheless vote in person by ballot if you desire.

                           PROPOSALS OF STOCKHOLDERS
                FOR PRESENTATION AT NEXT YEAR'S ANNUAL MEETING,
                            TO BE HELD MAY 10, 1995

          Proposals which stockholders intend to present at next year's annual meeting, to be held Wednesday, May 10, 1995, will be eligible for inclusion in Commercial's proxy material for that meeting if they are submitted to the Secretary of Commercial in writing not later than December 31, 1994. A proponent may submit only one proposal. At the time of the submission of a proposal, a stockholder also may submit a written statement in support thereof for inclusion in the proxy statement for the meeting, if requested by the proponent; provided, however, that a proposal and its supporting statement in the aggregate shall not exceed 500 words.


                                 OTHER MATTERS

          As of the date hereof, the Board of Directors was not aware that any matters not referred to in the form of proxy would be presented for action at the meeting. If any other business should come before the meeting, the persons named in the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by them in accordance with their best judgement.

                                        By order of the Board of Directors,

                                        LARRY G. JOHNSON
                                        Secretary-Treasurer

Parkersburg, West Virginia
April 1, 1994